Exhibit 99.1

Pacific Capital Bancorp Announces Introduction of Dividend Reinvestment and Direct Stock Purchase Program

    SANTA BARBARA, Calif.--(BUSINESS WIRE)--Aug. 24, 2005--Pacific Capital Bancorp (Nasdaq:PCBC) today announced the introduction of a Dividend Reinvestment and Direct Stock Purchase Plan for shareholders of the Company's common stock. The Plan enables current shareholders to automatically utilize the cash dividends paid on their common stock holdings to purchase additional shares of Pacific Capital Bancorp common stock. Existing and prospective shareholders can also purchase Pacific Capital Bancorp common stock directly from the Company, and pay fees and commissions lower than those typically charged by stockbrokers for small transactions.
    The Plan is being administered by Mellon Bank, N.A. Interested investors can register to participate in the Plan by going to the Investor Relations section of Pacific Capital Bancorp's website, www.pcbancorp.com.
    "We are very pleased to provide this new program to our shareholders," said Edward E. Birch, Chairman of the Board of Directors. "It will provide a convenient, cost-efficient method for individuals who wish to invest and build their share ownership in Pacific Capital Bancorp over time."
    Pacific Capital Bancorp, with $6.6 billion in assets, is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, Pacific Capital Bank, and First Bank of San Luis Obispo.

    This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, Pacific Capital Bancorp common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties, many of which are beyond Pacific Capital Bancorp's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others:
(1) deterioration in general economic conditions, internationally, nationally or in the State of California; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) increased competitive pressure among financial services companies; (4) the impact of terrorist acts or military actions; (5) reduced demand for or earnings derived from the Company's income tax refund loan and refund transfer programs; (6) legislative or regulatory changes adversely affecting the business in which Pacific Capital Bancorp engages; and (7) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

    CONTACT: Pacific Capital Bancorp
             Debbie Whiteley, 805-884-6680
             whiteley@pcbancorp.com